Exhibit 99.1



February 10, 2004

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com


FOR IMMEDIATE RELEASE

GENERAL COMMUNICATION, INC. PLACES $230 MILLION IN SENIOR NOTES

ANCHORAGE, AK -- General Communication, Inc. (NASDAQ: GNCMA) announced today that its wholly owned subsidiary GCI, Inc. has agreed to sell $230 million in aggregate principal amount of senior debt securities due in 2014. GCI, Inc. will pay interest of 7.25 percent on the securities and the securities will be sold at a discounted price of $982.64 per $1,000 of principal amount to yield 7.5 percent. The net proceeds of the offering will be used to repay GCI Inc.'s existing $180 million 9.75 percent senior notes and to repay senior bank debt.

The sale of the notes is expected to close on February 17, 2004.

The debt securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

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